Exhibit 99.1

Contact:	Douglas Sayles Biopure Corporation (617) 234-6826 IR@biopure.com

FOR IMMEDIATE RELEASE

BIOPURE ANNOUNCES 2005 FIRST QUARTER FINANCIAL RESULTS

CAMBRIDGE, Mass., February 17, 2005 – Biopure Corporation (Nasdaq: BPUR) today announced its financial results for the first fiscal quarter ended January 31, 2005. For the quarter, the company reported a net loss of $7.5 million, or $0.08 per common share, compared with a net loss of $11.0 million, or $0.25 per common share, for the corresponding period in 2004.

Revenues
Total revenues for the first quarter of 2005 were $679,000, including $387,000 from past congressional appropriations administered by the U.S. Army* and $292,000 from sales of the company’s veterinary product Oxyglobin®. The Army payments reimburse Biopure for certain trauma development expenses for Hemopure®, the company’s product under development for human use. Total revenues for the same period in 2004 were $750,000, entirely from Oxyglobin sales. Fixed manufacturing costs cause Oxyglobin production costs to exceed Oxyglobin revenues and are expected to continue to do so until the company is able to significantly increase its manufacturing operations by generating substantial sales of Hemopure. The company plans to continue to have substantially lower Oxyglobin sales in the foreseeable future than it had in fiscal 2004.

Cost of revenues was $3.1 million for the first quarter of fiscal 2005, compared to $5.2 million for the same period in 2004. Cost of revenues includes costs of both Oxyglobin and Hemopure, although Hemopure has not yet been offered for sale. Hemopure cost of revenues, consisting primarily of the allocation of unabsorbed fixed manufacturing costs, was $2.5 million for the first quarter of fiscal 2005 compared to $3.7 million for the same period in 2004 when production levels were greater. This decrease is largely due to workforce and other cost reductions in October 2003 and in April and June 2004. Oxyglobin cost of revenues was $609,000 for the first quarter of fiscal 2005 compared to $1.6 million for the same period in 2004. The decrease for the quarter was primarily due to fewer Oxyglobin units sold and to a decreased production level.

Expenses
Research and development expenses were $1.5 million for the first quarter of fiscal 2005, compared to $2.4 million for the corresponding period in 2004. The decrease for the quarter was primarily due to lower salary and consulting expenses compared to the same period in fiscal 2004, and was partially offset by increased expenses for preclinical animal studies, a Phase 2 clinical trial of Hemopure in Europe in coronary angioplasty patients and activities associated with the development of a potential trauma indication.

Sales and marketing expenses decreased to $116,000 for the first quarter of fiscal 2005, from $843,000 for the same period in 2004, as a result of workforce and other cost reductions implemented in October 2003 and April and June 2004. Of the $727,000 decrease, Hemopure-related sales and marketing expenses accounted for $285,000 and Oxyglobin-related sales and marketing expenses accounted for $442,000. Hemopure expenses for the first quarter of fiscal 2005 primarily consist of ongoing activities in South Africa compared to the corresponding period in 2004, when the expenses were related to market research and medical education activities in the United States. The company expects Oxyglobin sales and marketing expenses to continue to be significantly lower in fiscal 2005 than in fiscal 2004. Biopure is currently evaluating the timing and extent of potential Hemopure sales and marketing activities in South Africa but does not expect these activities to have a material effect on fiscal 2005 results.

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General and administrative expenses increased $300,000 compared to the same period in 2004. This increase is primarily due to a one-time non-cash expense of $824,000, representing the value of Biopure common stock issued pursuant to a settlement agreement entered into with Network Healthcare Holdings Limited (Netcare) and with Tshepo Pharmaceuticals Limited, the former registration holder and marketing and distribution agent in South Africa for Hemopure. The increase was partially offset by a $337,000 reduction in legal fees and a $221,000 reduction in employee-related expenses compared to the same period in 2004.

Financial Condition
At January 31, 2005, Biopure had $25.3 million in cash on hand, including an aggregate of approximately $21.1 million in net proceeds raised during the quarter through sales of its common stock and warrants, and approximately $3.3 million received from investors exercising warrants. The company believes this cash will fund operations through January 2006 under its current operating plan. Biopure expects its expenditures for the remainder of fiscal 2005 to be associated with clinically developing Hemopure for a cardiovascular ischemia indication and for a trauma indication, replying to questions from the U.S. Food and Drug Administration (FDA), conducting preclinical animal studies and maintaining some manufacturing capability.

Recent Hemopure Developments

•	As mentioned above, in January 2005 Biopure signed an agreement formalizing the termination of its contract with Tshepo Pharmaceuticals Limited, thereby making it possible to transfer the product registration for Hemopure in South Africa to Biopure’s nominee and resolving a long delay in the company’s ability to market the product in South Africa for the treatment of adult surgical patients who are acutely anemic.

•	Communications continue between Biopure and the FDA regarding the requirements for an investigational new drug (IND) application to clinically develop Hemopure in the United States for the treatment of acute myocardial infarction (AMI). Since November 2004, Biopure has submitted a proposed clinical trial plan and addressed certain previous FDA questions relevant to an AMI indication, provided the final reports for two of three completed animal studies previously requested by the FDA, submitted interim independent Data Safety Monitoring Board reports from the Phase 2 coronary angioplasty trial in Europe (which is 86 percent enrolled to date), and furnished new clinical data tables from the company’s previous Phase 3 orthopedic surgery trial in formats requested by the FDA. Per an FDA request, the company also submitted a proposed protocol for a new preclinical study in large animal models of AMI (partial and total coronary artery occlusion). On February 7, 2005, the FDA responded to Biopure in a letter requesting that the company submit an AMI preclinical study protocol that is designed more to demonstrate safety than the company’s originally proposed protocol. The letter also asks for further interpretation of safety data from the previous Phase 3 orthopedic surgery trial and for a benefit-risk assessment of the proposed AMI indication.

•	Under a research agreement with Biopure, the U.S. Naval Medical Research Center (NMRC) is preparing to file an IND application to conduct a proposed two-stage, randomized, standard-therapy-controlled Phase 2/3 clinical trial of Hemopure in trauma patients with severe hemorrhagic shock (acute blood loss) in the out-of-hospital setting. As part of this preparation, the NMRC is conducting an FDA-requested preclinical animal study of Hemopure in uncontrolled hemorrhage with traumatic brain injury.

In South Africa, a 50-patient Phase 2 trial of Hemopure in trauma patients in the hospital setting is 20 percent enrolled. As previously disclosed, at Biopure’s recommendation the hospital that is the sole site for this trial has interrupted patient enrollment to address site procedures. Enrollment is expected to resume shortly.

FY2005 Second Quarter Financial Results
Biopure expects to issue a press release announcing its financial results for the second fiscal quarter ending April 30, 2005, on Thursday, May 19, 2005, before the market opens.

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Biopure Corporation
Biopure Corporation develops and manufactures intravenously administered pharmaceuticals, called oxygen therapeutics, that deliver oxygen to the body’s tissues. The company is developing Hemopure® [hemoglobin glutamer — 250 (bovine)], or HBOC-201, for a potential indication in cardiovascular ischemia and, in collaboration with the U.S. Naval Medical Research Center, for an out-of-hospital trauma indication. The product is approved in South Africa for treating surgery patients who are acutely anemic and for eliminating, delaying or reducing allogeneic red blood cell transfusions in these patients. Hemopure has not been approved for sale in any other jurisdictions, including the United States or the European Union. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer — 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved by the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs.

The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred. Statements in this press release that are not strictly historical are forward-looking statements. Actual results may differ materially from those set forth in these forward- looking statements due to risks and uncertainties regarding the company’s operations and business environment. These risks include, without limitation, uncertainties regarding the company’s ability to obtain regulatory approval to market Hemopure in the United States or Europe or generate revenues, cash requirements, unexpected costs and expenses, and possible delays and unforeseen costs related to clinical trials. The company undertakes no obligation to release publicly the results of any revisions to these forward- looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition, and specific factors that could cause the company’s actual performance to differ from current expectations, can be found in the company’s filings with the U.S. Securities and Exchange Commission, including the Form 10-K 2004 annual report filed on January 14, 2005, which can be accessed in the EDGAR database at the SEC Web site, http://www.sec.gov, or through the Investor Relations section of Biopure’s website, http://www.biopure.com.

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* From Grant DAMD17-02-1-0697. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702-5014, is the awarding and administering acquisition office.

BIOPURE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	January 31
	2005	2004
Total revenues	$679	$750
Cost of revenues	3,082	5,246

Gross loss	(2,403)	(4,496)
Operating expenses:
Research and development	1,518	2,422
Sales and marketing	116	843
General and administrative	3,614	3,273

Total operating expenses	5,248	6,538

Loss from operations	(7,651)	(11,034)
Other income, net	105	56

Net loss	$(7,546)	$(10,978)

Basic and diluted net loss per common share	$(0.08)	$(0.25)

Weighted-average common shares outstanding	99,480	44,494

Actual common shares outstanding at January 31, 2005 were 142,327

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31, 2005	October 31, 2004
Assets
Total current assets (1)	$30,670	$12,666
Net property and equipment	30,354	31,400
Other assets	1,023	1,060

Total assets	$62,047	$45,126

Liabilities and stockholders’ equity
Total current liabilities	$4,209	$4,112
Deferred Revenue	1,177	1,177
Deferred compensation	121	121

Total liabilities	5,507	5,410
Total stockholders’ equity	56,540	39,716

Total liabilities and stockholders’ equity	$62,047	$45,126

(1) Includes cash and cash equivalents totaling $25.3 million and $6.4 million at January 31, 2005 and October 31, 2004, respectively.